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Exhibit 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE

Contact:	Nancy King CompuCredit Corporation (770) 206-6200

COMPUCREDIT SECURITIZES $500,000,000 OF CREDIT CARD RECEIVABLES

ATLANTA, August 6, 2001—CompuCredit Corporation (NASDAQ: CCRT) announced today that it has issued $500,000,000 of three-year credit card asset-backed securities. The securitization from the CompuCredit Credit Card Master Note Business Trust features four classes of Asset Backed Notes.

The transaction, Series 2001-One, includes $305,000,000 of Class A floating rate asset backed notes rated Aaa by Moody's and AAA by Standard & Poor's; $70,000,000 of Class B floating rate asset backed notes rated A2 by Moody's and A by Standard & Poor's; $57,500,000 of Class C floating rate asset backed notes rated Baa2 by Moody's and BBB by Standard & Poor's; and $67,500,000 of Class D asset backed notes.

The Class A Notes, the Class B Notes and the Class C Notes were privately placed under Rule 144A and Regulation S and are priced at a spread of 39 basis points, 148 basis points, and 250 basis points, respectively, above the one-month London Interbank Offered Rate ("LIBOR"). The Class D notes are subordinate in payment to the Class A Notes, the Class B Notes, and the Class C Notes and will be retained by an affiliate of CompuCredit.

The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

CompuCredit Corporation is a credit card company that uses analytical techniques, including sophisticated computer models, to identify consumers who it believes are credit-worthy and are overlooked by more traditional consumer credit providers. CompuCredit markets unsecured general purpose credit cards through direct mail, telemarketing and the Internet. In July 1999, CompuCredit launched its consumer web site, www.aspirecard.com, through its Internet marketing services subsidiary AspireCard.com, Inc. Consumers can apply online and receive a credit decision within seconds. CompuCredit also markets credit life insurance, card registration, buying club memberships and travel services to its cardholders. Credit cards marketed by CompuCredit are issued by Columbus Bank and Trust Company under an agreement with CompuCredit. CompuCredit completed its initial public offering in April of 1999 and was included in the Russell 2000® Index in July 1999 and the NASDAQ FIN-100 Index in May 2000.

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  Exhibit 99.1